As filed with the Securities and Exchange Commission on September 12, 2017

Registration No. 333-159292

Registration No. 333-09119

Registration No. 333-06667

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-4 REGISTRATION STATEMENT NO. 333-159292

FORM S-4 REGISTRATION STATEMENT NO. 333-09119

FORM S-4 REGISTRATION STATEMENT NO. 333-06667

Under

The Securities Act of 1933

VCA INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

95-4097995

(I.R.S. Employer Identification No.)

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

(310) 571-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Robert L. Antin

Chief Executive Officer and President

VCA Inc.

12401 West Olympic Boulevard

Los Angeles, California 90064-1022

(310) 571-6500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Frank Reddick

Akin Gump Strauss Hauer & Feld LLP

1999 Avenue of the Stars

Suite 600

Los Angeles, CA 90067-6022

(310) 728-3204

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of VCA Inc., a Delaware corporation (the “Company”), on Form S-4 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-159292, originally filed with the SEC on May 15, 2009, registering $200,000,000 of shares of Common Stock, par value $0.001 per share, of the Company (“Common Stock”);

•	Registration Statement No. 333-09119, originally filed with the SEC on July 30, 1996, registering 1,000,000 shares of Common Stock; and

•	Registration Statement No. 333-06667, originally filed with the SEC on June 24, 1996, registering 3,411,434 shares of Common Stock.

On September 12, 2017, pursuant to an Agreement and Plan of Merger, dated January 7, 2017, by and among the Company, MMI Holdings, Inc. a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation (“Merger Sub”) and, solely for the purposes of Section 9.15 thereof, Mars, Incorporated, a Delaware corporation, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Acquiror. In connection with the Merger, as of the date hereof, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements.

As a result of the completion of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on September 12, 2017.

VCA INC.

By:	/s/ Robert L. Antin
Name: Robert L. Antin
Title: Chief Executive Officer

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.